Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4282 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2025 RESULTS
•Net income of $411 million reflects the pre-tax positive impact of $339 million in notable items(2), mainly from unrealized gains in foreign currency.
•Adjusted EBITDA(1) of $566 million reflects the impact of $130 million in larger-than-usual provisions of $64 million and higher turnaround and idle expenses compared with a year ago of $66 million.
•Mosaic Fertilizantes’ out performance continued, with operating income at $109 million and adjusted EBITDA(1) at $159 million. Mosaic expects third quarter adjusted EBITDA to grow to over $200 million, resulting from peak seasonal volumes and distribution margins.

•Following second quarter turnaround and reliability work, third quarter phosphate sales volumes are expected to be 1.8 to 2.0 million tonnes.

•2025 potash production volume guidance raised to 9.3 to 9.5 million tonnes, capitalizing on strengthening market conditions.

•Palmeirante blending facility and Esterhazy Hydrofloat were completed in July with Hydrofloat producing the first potash product tonnes.

•$150 million cost reduction program was achieved and is expanded to $250 million to include value capture and additional cost reduction initiatives.

TAMPA, FL, August 5, 2025 - The Mosaic Company (NYSE: MOS), reported net income of $411 million and diluted earnings per share (EPS) of $1.29 for the second quarter of 2025. Adjusted EBITDA(1) was $566 million and adjusted EPS(1) was $0.51 for the quarter.

“Mosaic’s second quarter 2025 performance reflects extensive maintenance activity and several discreet items” said President and CEO Bruce Bodine. “The work we completed in the first six months of the year sets the stage for a strong second half, supported by improved operating performance, reduced turnaround activity, our excellent execution in Brazil, and compelling fertilizer market fundamentals. We expect to generate significant free cash flow through the balance of the year."

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2)See “Notable Items Listing” for additional information.

Consolidated Results:

In millions $ except as noted below	Q2 2025	Q1 2025	Q2 2024
Net Sales (Billions)	$3.0	$2.6	$2.8
Selling, General and Administrative Expenses	$167	$123	$128
Operating Earnings	$244	$339	$233
Operating Earnings – Phosphate	$(8)	$139	$133
Operating Earnings – Potash	$194	$157	$174
Operating Earnings – Mosaic Fertilizantes	$109	$98	$61
Operating Earnings (Loss) – Corporate and Other	$(51)	$(56)	$(135)
Net Income (Loss)	$411	$238	$(162)
Adjusted EBITDA(1)	$566	$544	$584
Adjusted EBITDA - Phosphate(1)	$217	$276	$308
Adjusted EBITDA - Potash(1)	$278	$240	$271
Adjusted EBITDA – Mosaic Fertilizantes(1)	$159	$122	$96
Adjusted EBITDA – Corporate and Other(1)	$(88)	$(94)	$(91)
Net income for the second quarter of 2025 increased to $411 million, from a net loss of $162 million in the same quarter of the prior year. The increase was primarily driven by higher average selling prices across all segments reflecting strong market dynamics and cost efficiencies in the Mosaic Fertilizantes segment. Net income for the second quarter of 2025 was positively impacted by notable items totaling $339 million, pre-tax, mainly due to $220 million in unrealized gains on foreign currency transactions and derivatives resulting from the appreciation of the Brazilian Real and the Canadian dollar in the quarter, and a $216 million mark-to-market unrealized gain on the value of Ma’aden shares in the quarter. These were partially offset by adjustments for ARO and environmental reserves of $76 million in the Phosphate segment.

Adjusted EBITDA(1) in the second quarter of 2025 was $566 million, down from $584 million in the second quarter of 2024, reflecting a $130 million impact of larger-than-usual provisions ($64 million) and higher idle and turnaround expenses compared to the same quarter of prior year ($66 million). The $64 million of larger-than-usual provisions, which most did not have a cash impact in the quarter, are from bad debt provisions in the Mosaic Fertilizantes segment (net of recoveries), inventory adjustments, legal and environmental reserves, provisions for tax contingencies and other minor provisions in the Phosphate and Mosaic Fertilizantes segments. Idle and turnaround expenses in the second quarter totaled $144 million, $66 million higher than the same quarter from prior year. Lower adjusted EBITDA in the second quarter of 2025 is also driven by lower phosphate production and sales volumes, lower fixed cost absorption, partially offset by higher prices, and operating efficiency improvements in the Mosaic Fertilizantes segment.

Second quarter selling, general and administrative (SG&A) expenses increased to $167 million, from $128 million in the same quarter of the prior year, primarily driven by $33 million in bad debt provisions, of which $30 million is from a single customer, and $7 million in non-cash amortization expense from the global digital acceleration project. During the quarter, Mosaic received $15 million from an insurance recovery pertaining to a bad debt provision booked in the prior year, which is recorded outside of SG&A in other operating income. Mosaic expects to recover a significant portion of the bad debt recognized in the current quarter through insurance claims in the future.

Mosaic has achieved the $150 million cost reduction program outlined two years ago, with $106 million being realized within the Mosaic Fertilizantes segment and $55 million from SG&A, when compared to the 2023 baseline. Mosaic is extending the value capture program from $150 million towards $250 million to be achieved by the end of 2026. The drivers of additional value capture will be automation of administrative functions, supply chain optimization, further cost reductions in operations. gross margin optimization, and fixed cost absorption as Mosaic expects to return to normal phosphate production levels.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

The effective tax rate for the second quarter of 2025 was 25.9% percent. The adjusted effective tax rate was 24.9% percent excluding one-time net favorable impacts from notable tax items. Cash taxes paid were $75 million. See the table included in the non-GAAP financial measures section of this press release for a reconciliation of the adjusted effective tax rate.

Cash flow from operations was $610 million in the second quarter of 2025 versus $847 million in the same quarter of the prior year, driven primarily by lower customer prepayments and higher working capital. Free cash flow in the second quarter of 2025 was $305 million compared to $513 million in the same quarter last year, driven primarily by lower customer prepayments and higher working capital, offset by lower capital expenditures which declined to $305 million, from $334 million in the same quarter of the prior year. Mosaic expects cash flow from operations to be stronger in the second half, compared to the first half of 2025, reflecting the strong price environment and normal working capital seasonality. The 2025 capital expenditure outlook remains unchanged at $1.2-$1.3 billion.

Mosaic continues to engage with interested parties to advance strategic alternatives for Carlsbad and Taquari. The Patos de Minas fulfillment of conditions precedent advanced further, and the transaction is on track to close by the end of 2025. On Araxá and Patrocínio, further work on feasibility studies for the potential Niobium project is required before a sale or partnership takes place, and negotiations are expected to resume in the first half of 2026.
Mosaic paid a $0.22 per share dividend in the second quarter, equivalent to $70 million returned to shareholders.

Potash Results and Outlook:

In millions $ except as noted below	Q2 2025	Q1 2025	Q2 2024
Net Sales	$711	$570	$663
Sales Volumes million tonnes*	2.3	2.1	2.3
MOP Selling Price FOB mine	$261	$223	$224
MOP Cash Cost of Production per tonne(1)	$75	$78	$64
Gross Margin per tonne	$89	$80	$79
Operating Earnings	$194	$157	$174
Segment Adjusted EBITDA(1) - millions	$278	$240	$271
*Tonnes = finished product tonnes
The Potash segment reported net sales of $711 million in the second quarter of 2025, up from $663 million in the same quarter of the prior year. Operating earnings were $194 million, up from $174 million in the same quarter of the prior year. Adjusted EBITDA(1) was $278 million, compared to $271 million in the same quarter of 2024, reflecting higher prices for potash, partially offset by the negative impact of $20 million from higher idle and turnaround expenses due to a shift in Esterhazy turnaround timing compared to the same quarter of the prior year, and larger-than-usual provisions.
Sales volumes of 2.3 million tonnes in the second quarter of 2025 improved from 2.1 millions tonnes in the first quarter which was impacted by curtailed production in response to weather-related logistics challenges. Amid rising prices and sustained strong demand, Mosaic now expects full-year production volume to be in the range of 9.3-9.5 million tonnes to capitalize on strengthening market conditions.
Mosaic is pleased to announce the July commissioning and first production tonnes from the Hydrofloat project at Esterhazy, which will add an additional 400,000 tonnes of annual capacity when it is fully ramped up. As Hydrofloat ramps, Mosaic expects volume expansion at its lowest cost Esterhazy operation to drive production cost per tonne lower in the future, barring any significant change in foreign exchange rates.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

MOP cash cost of production per tonne(1) was $75, down sequentially from $78 in the first quarter, driven by higher production volumes and improved fixed cost absorption, notwithstanding a turnaround at Esterhazy during the quarter. Mosaic now expects to run Colonsay until the end of the year to meet stronger demand, resulting in an anticipated $3 per tonne increase in MOP cash cost of production for the year from prior expectations, due to the increased participation of Colonsay (which has higher costs) in the production mix. In addition, the strengthening of the Canadian dollar has resulted in an anticipated $2 per tonne negative impact to cash cost of production. As such, Mosaic is revising its 2025 cash cost of production per tonne target to a range of $70-$75, from $64-$69.
Sales volumes in the third quarter are expected to be between 2.2 and 2.4 million tonnes with realized mine-gate MOP prices in the range of $270 to $290 per tonne. Third quarter cash cost of production per tonne is expected to be between $68-$73 per tonne. With the Esterhazy turnaround behind us, idle and turnaround expenses in the third quarter are expected to decline from the second quarter.

Phosphate Results and Outlook:

In millions $ except as noted below	Q2 2025	Q1 2025	Q2 2024
Net Sales (Billions)	$1.2	$1.1	$1.2
Sales Volumes million tonnes*	1.5	1.5	1.7
DAP Selling Price FOB plant	$668	$623	$575
Phosphate Cash Cost of Conversion per tonne(1)	$126	$134	$100
Blended Rock Cost Consumed in COGS per tonne	$74	$77	$86
Gross Margin per tonne	$67	$111	$91
Operating Earnings	$(8)	$139	$133
Segment Adjusted EBITDA(1)	$217	$276	$308
*Tonnes = finished product tonnes
Net sales in the Phosphate segment were $1.2 billion in the second quarter of 2025, consistent with the second quarter of 2024, as lower sales volumes were offset by higher prices. Phosphate operating earnings were $(8) million, compared to $133 million a year ago. Adjusted EBITDA(1) totaled $217 million in the second quarter of 2025, a decrease from $308 million in the second quarter of 2024. Higher prices and elevated stripping margins partially offset lower sales volumes, lower fixed cost absorption, higher idle and turnaround expenses, and larger-than-usual provisions in the quarter.
The impact of larger-than-usual provisions and higher idle and turnaround expenses in the quarter totaled $82 million. The impact of legal and environmental reserves, land reclamation and other miscellaneous items was $34 million. Idle and turnaround expenses were $84 million, $48 million higher than the same quarter of the prior year.
The decline in sales volumes from 1.7 million tonnes in the second quarter of 2024 to 1.5 million tonnes in the second quarter of 2025 was primarily driven by the decline in production volumes from 1.7 million tonnes to 1.5 million tonnes. During the quarter, the Riverview, New Wales, and Louisiana plants experienced substantial downtime as Mosaic executed turnarounds and other reliability improvement work. With the elevated asset reliability and turnaround work completed in July, Mosaic expects to run its phosphate operation at an 8 million tonne annual run rate from August through the rest of the year. 2025 production volumes are expected to be in the 6.9 and 7.2 tonnes range.
Strong phosphate rock output drove cash cost of U.S. mined rock(1) down to $51 per tonne in the second quarter from $54 in the prior year period. The cash cost of conversion per tonne in the second quarter of 2025 was $126, up from $100 in the prior year quarter, but improved from $134 in the first quarter of 2025, reflecting the continuation of planned turnaround activities and an increase in maintenance spending to restore asset reliability. Cash cost of conversion per tonne and idle and turnaround expenses are expected to decline for the remainder of the year with cash cost of conversion to end the year in the range of $95-$100 per tonne as production volumes increase.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

For the third quarter of 2025, sales volumes are expected to be 1.8 to 2.0 million tonnes, reflecting strong global phosphate demand and improved production output levels. DAP prices on an FOB basis are expected to average in the $700 to $720 per tonne range.
Third quarter realized stripping margins are expected to be higher than the second quarter. Blended rock cost per tonne in COGS is expected to be between $75 and $85 per tonne, and cash cost of conversion is expected to be between $100 and $105 per tonne. Third quarter Idle and turnaround expenses are expected to decline from the second quarter following the significant work completed to improve asset reliability.

Mosaic Fertilizantes Results and Outlook:

In millions $ except as noted below	Q2 2025	Q1 2025	Q2 2024
Net Sales (Billions)	$1.2	$0.9	$1.0
Sales Volumes million tonnes*	2.2	1.8	2.2
Sales Volumes of produced product – million tonnes(2)	1.1	0.7	1.0
Average Finished Product Selling Price	$474	$452	$423
Phosphate Cash Cost of Conversion per tonne(1)	$84	$87	$100
Phosphate Blended Rock Cost Consumed in COGS per tonne	$94	$97	$107
Potash Cash Cost of Production per tonne(1)	$178	$187	$208
Gross Margin per tonne	$73	$69	$46
Operating Earnings	$109	$98	$61
Segment Adjusted EBITDA(1)	$159	$122	$96
*Tonnes = finished product tonnes sold to third parties
2 Represents volumes produced in Brazil and sold directly to third parties or through distribution
Mosaic Fertilizantes reported net sales of $1.2 billion in the second quarter of 2025, up from $1.0 billion in the second quarter of 2024, reflecting higher prices. Mosaic Fertilizantes operating earnings were $109 million, up from $61 million a year ago. Adjusted EBITDA(1) totaled $159 million in the second quarter of 2025, up from $96 million in the same quarter of prior year. Mosaic reported gross margin per tonne of $73 per tonne in the second quarter of 2025, compared to $46 per tonne in the second quarter of 2024, primarily driven by higher prices and significant efficiency gains, offset by lower distribution profitability.
In the Mosaic Fertilizantes segment, the impact of larger-than-usual provisions and higher idle and turnaround expenses was $23 million. This includes $21 million in provisions, primarily driven by a $33 million bad debt charge net of insurance recovery of $15 million related to a bad debt recorded in the third quarter of 2024. The remaining provisions reflect environmental reserves, inventory adjustments, and other miscellaneous items. Importantly, the majority of the bad debt is insured.
Mosaic continued to build on the strong operating efficiency progress in the Mosaic Fertilizantes segment in the second quarter despite the strengthening of the Brazilian Real compared to the first quarter. Phosphate cash cost of conversion per tonne(1) declined from $87 per tonne in the first quarter of 2025 to $84 in the second quarter of 2025. Phosphate blended rock cost consumed in COGS per tonne declined from $97 in the first quarter of 2025 to $94 in the second quarter of 2025, driven by a combination of higher mined rock volumes, reduced usage of high cost imported rock and lower fixed costs as Mosaic continues to optimize mine plans. Potash cash production cost per tonne(1) also decreased from $187 in the first quarter of 2025 to $178 in the second quarter as Mosaic continued to reap the benefits of cost control measures.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Sales volumes of 2.2 million tonnes in the second quarter increased from 1.8 million tonnes in the first quarter of 2025. Distribution margin per tonne in the second quarter was in the mid $20s, below the normalized range of $30 to $40 per tonne. The shortfalls were caused by the shipment deferrals of higher margin sales as customers wait until the peak season in the third quarter to accept and pay for the products due to the challenging credit environment in Brazil. As Mosaic continues to adopt prudent business and risk management practices and prioritize sales to customers with strong credit profiles, full year sales volumes are now expected to be at the low end of the 10.0-10.8 million tonne guidance range. The recent opening of the Palmeirante blending facility in the fast-growing northern region supports Mosaic’s growth plan in the country.
In the third quarter, sales volumes are expected to grow significantly from the second quarter, primarily driven by an increase in distribution sales during the peak sales season. Distribution margin per tonne is expected to return to the $30 to $40 normalized range. The production margin per tonne is expected to be between $75-$80. Co-product margins are expected to remain at approximately $40 to $50 million per quarter. The third quarter segment adjusted EBITDA is expected to be significantly above the second quarter and to exceed $200 million.
Mosaic Biosciences Update
Mosaic Biosciences product sales grew more than 100% in the first half of 2025 compared to the first half of 2024. Year to date, Mosaic Biosciences has launched two new products, and remains on track to launch an additional three products in the second half of the year. Sales are on track to more than double to about $70 million in 2025, and Mosaic Biosciences is expected to positively contribute to adjusted EBITDA in the fourth quarter.
Agriculture Market and Macroeconomic Update
Global trade uncertainty and anticipation of large harvests have pressured the corn and soybean markets, negatively impacting nutrient affordability; however, grower economics remain constructive across much of the world. Growers are incentivized to replenish robust nutrient offtake and maximize yields for upcoming crops.
New biofuel legislation is expected to provide key support to grains and oilseeds in the coming years as ethanol, biodiesel, and sustainable aviation fuel are incentivized to expand. This will support continued demand growth for U.S. production, further supporting yield growth targets and input demand.
Plant Nutrient Market Update
Fertilizer markets continued to tighten through the first half of the year as limited new phosphate supply combines with healthy demand even amid affordability headwinds in some regions. Strong potash demand outpaced producers’ ability to sufficiently boost supply, and prices for both phosphate and potash have climbed since the start of the year.
After an active spring application period, North American phosphate inventories remained low heading into summer fill. Summer pricing was higher than prevailing spring values and continues to appreciate in the third quarter. Tariffs currently apply to most phosphate import sources, so arrivals are tracking well below last year. Tonnes from non-U.S. producers are being absorbed by higher demand in other parts of the world
Global fertilizer supplies remain tight: Chinese DAP/MAP exports through the first half of the year were down by 50% year-over-year, and despite a ramp up in the third quarter, Mosaic expects another annual decline as lithium-iron-phosphate demand growth and domestic fertilizer consumption reduce export availability. Indian phosphate inventories remain extremely low, and a boost in government financial support is encouraging import purchases despite the highest prices since 2022.
Despite a near-term uptick in ammonia values, Mosaic expects prices to move lower in the coming months as new facilities ramp up. Sulfur prices have stabilized and are expected to remain range-bound in the near-term. As such, benchmark phosphate stripping margins are expected to hold near or above the $500 per tonne level for the balance of the year.

Global potash demand remains healthy, and a global shipments record could be set again this year. Production has been constrained in Belarus and Russia due to maintenance activities while expansions in Laos continue to face significant challenges. Demand has outpaced supply through the first half of this year, pushing potash prices higher.

Mosaic is optimistic about fertilizer markets through the remainder of this year driven by balanced to tight supply and continued strong demand pull. It is important to note that any demand deferral or reduction exiting 2025 sets the stage for strong demand in 2026, as nutrients removed from this year’s crops need to be replenished.

2025 Guidance Summary

Full Year 2025
Phosphate Production Volumes (million tonnes)	6.9 - 7.2
Potash Production Volumes (million tonnes)	9.3 - 9.5
Mosaic Fertilizantes Sales Volumes (million tonnes)	10.0 - 10.8
Total Capital Expenditures	$1.2 - $1.3 billion
Depreciation, Depletion & Amortization	$1.1 - $1.2 billion
Selling, General, and Administrative Expense	$520 - $550 million
Net Interest Expense	$180 - $200 million
Effective tax rate	High 20's %
Cash tax rate	Low 20's %

Third Quarter 2025
Phosphate Sales Volumes (million tonnes)	1.8 - 2.0
DAP FOB Plant Prices	$700 - $720
Potash Sales Volumes (million tonnes)	2.2 - 2.4
MOP FOB Mine Prices	$270 - $290

Sensitivities Table
The Company provided the following sensitivities using 2024 cost structure to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.

Sensitivity	Full year adj. EBITDA impact(1)	2024 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $65 million (4)	$222
Average DAP Price / tonne (fob plant)	$10/mt price change = $70 million	$585
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Through its Mosaic Biosciences platform, the company is also advancing the next generation biological solutions to help farmers improve nutrient use efficiency and crop performance sustainably. Mosaic provides a single-source supply of phosphate, potash, and biological products for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on August 6, 2025, at 11:00 a.m. Eastern Time to discuss second quarter 2025 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic

Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S. tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate, collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended September 30, 2023 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2025, the company reported the following notable items which, combined, positively impacted earnings per share by $0.78:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$169	$(45)	$0.39
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	51	(14)	0.11
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	4	(0.03)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	216	(58)	0.50
ARO Adjustment	Phosphate	Other operating income (expense)	(44)	12	(0.10)
Environmental Reserve	Phosphate	Other operating income (expense)	(32)	9	(0.07)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(7)	2	(0.02)
Total Notable Items			$339	$(90)	$0.78
For the three months ended June 30, 2024, the company reported the following notable items which, combined, negatively impacted earnings per share by $(1.04):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(263)	$76	$(0.58)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(28)	9	(0.07)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(13)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	4	(1)	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(2)	—	—
Land reclamation	Phosphate	Cost of goods sold	(15)	4	(0.03)
Pension plan termination	Corporate and Other	Other non-operating income (expense)	8	(2)	0.02
Franchise tax reversal	Phosphate	Other operating income (expense)	(15)	4	(0.03)
Discrete tax items	Corporate and Other	(Provision for) benefit from income taxes	—	(103)	(0.32)
Total Notable Items			$(324)	$(10)	$(1.04)

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$3,005.7	$2,816.6	$5,626.6	$5,496.0
Cost of goods sold	2,487.1	2,422.6	4,619.6	4,702.8
Gross margin	518.6	394.0	1,007.0	793.2
Selling, general and administrative expenses	167.2	128.4	289.8	235.2
Other operating expense	107.0	32.3	134.3	151.8
Operating earnings	244.4	233.3	582.9	406.2
Interest expense, net	(53.0)	(46.4)	(93.7)	(94.4)
Foreign currency transaction gain (loss)	169.4	(267.9)	302.5	(368.2)
Other income (expense)	203.5	6.6	85.4	7.2
Earnings (loss) from consolidated companies before income taxes	564.3	(74.4)	877.1	(49.2)
Provision for income taxes	146.0	98.7	209.3	104.9
Earnings (loss) from consolidated companies	418.3	(173.1)	667.8	(154.1)
Equity in net earnings of nonconsolidated companies	1.4	22.2	1.9	59.7
Net earnings (loss) including noncontrolling interests	419.7	(150.9)	669.7	(94.4)
Less: Net earnings attributable to noncontrolling interests	9.0	10.6	20.9	21.9
Net earnings (loss) attributable to Mosaic	$410.7	$(161.5)	$648.8	$(116.3)
Diluted net earnings (loss) per share attributable to Mosaic	$1.29	$(0.50)	$2.04	$(0.36)
Diluted weighted average number of shares outstanding	319.0	321.2	318.5	321.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$286.2	$272.8
Receivables, net, including affiliate receivables of $104.4 and $109.9, respectively	1,114.4	1,113.3
Inventories	3,067.3	2,548.4
Other current assets	550.0	563.8
Total current assets	5,017.9	4,498.3
Property, plant and equipment, net of accumulated depreciation of $11,203.7 and $10,499.7, respectively	13,975.1	13,352.6
Equity securities and investments in nonconsolidated companies	1,630.1	1,533.4
Goodwill	1,106.2	1,061.1
Deferred income taxes	1,036.6	958.3
Other assets	1,538.9	1,520.3
Total assets	$24,304.8	$22,924.0
Liabilities and Equity
Current liabilities:
Short-term debt	$1,041.5	$847.1
Current maturities of long-term debt	38.4	45.3
Structured accounts payable arrangements	402.1	402.3
Accounts payable, including affiliate payables of $191.7 and $155.1, respectively	1,263.4	1,156.5
Accrued liabilities	1,671.3	1,720.1
Total current liabilities	4,416.7	4,171.3
Long-term debt, less current maturities	3,331.3	3,332.3
Deferred income taxes	991.2	942.8
Other noncurrent liabilities	2,981.0	2,862.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,232,658 shares issued and 317,288,326 shares outstanding as of June 30, 2025, 394,648,654 shares issued and 316,932,047 shares outstanding as of December 31, 2024	3.2	3.2
Capital in excess of par value	16.6	2.1
Retained earnings	14,504.3	13,926.1
Accumulated other comprehensive loss	(2,089.1)	(2,449.0)
Total Mosaic stockholders' equity	12,435.0	11,482.4
Noncontrolling interests	149.6	132.3
Total equity	12,584.6	11,614.7
Total liabilities and equity	$24,304.8	$22,924.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Cash Flows from Operating Activities:
Net earnings (loss) including noncontrolling interests	$419.7	$(150.9)	$669.7	$(94.4)
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:	—
Depreciation, depletion and amortization	261.7	264.4	504.7	505.5
Deferred and other income taxes	35.6	115.1	24.6	39.8
Equity in net (earnings) of nonconsolidated companies, net of dividends	(0.6)	(22.2)	(1.0)	(44.7)
Accretion expense for asset retirement obligations	32.6	26.9	64.8	54.1
Share-based compensation expense	8.4	11.9	17.7	21.2
Unrealized (gain) loss on equity securities	(216.3)	—	(99.7)	—
Unrealized (gain) loss on derivatives	(54.6)	28.7	(112.3)	61.3
Foreign currency adjustments	(192.0)	254.6	(351.0)	349.5
Amortization of debt financing fees	12.7	10.3	23.1	21.6
Other	78.7	37.8	79.7	46.2
Changes in assets and liabilities:
Receivables, net	(45.0)	(109.0)	14.6	(78.2)
Inventories	(215.7)	(54.9)	(378.1)	(169.8)
Other current and noncurrent assets	(31.2)	(117.2)	23.9	(62.2)
Accounts payable and accrued liabilities	450.6	516.2	118.7	38.5
Other noncurrent liabilities	64.9	35.3	53.0	78.6
Net cash provided by operating activities	609.5	847.0	652.4	767.0
Cash Flows from Investing Activities:
Capital expenditures	(304.6)	(333.9)	(645.4)	(716.9)
Purchases of available-for-sale securities - restricted	(395.1)	(106.4)	(497.6)	(731.1)
Proceeds from sale of available-for-sale securities - restricted	380.3	78.2	477.4	698.0
Other	0.9	13.1	6.3	13.2
Net cash used in investing activities	(318.5)	(349.0)	(659.3)	(736.8)
Cash Flows from Financing Activities:
Short-term debt, net	(194.3)	(323.0)	(8.5)	(18.8)
Inventory financing arrangement, net	0.8	1.2	202.9	502.1
Structured accounts payable arrangements, net	12.1	(6.5)	(10.7)	(141.7)
Transferred receivables, net	3.2	(0.9)	3.2	0.1
Long-term debt, net	(23.2)	(27.1)	(34.9)	(42.5)
Repurchases of stock	—	(52.0)	—	(160.4)
Cash dividends paid	(70.1)	(67.7)	(141.0)	(137.4)
Dividends paid to non-controlling interest	(6.4)	(3.6)	(6.4)	(11.8)
Other	(7.3)	(9.0)	(17.8)	(20.3)
Net cash used in financing activities	(285.2)	(488.6)	(13.2)	(30.7)
Effect of exchange rate changes on cash	17.9	(6.2)	17.5	(10.0)
Net change in cash, cash equivalents and restricted cash	23.7	3.2	(2.6)	(10.5)
Cash, cash equivalents and restricted cash - beginning of period	278.7	347.1	305.0	360.8
Cash, cash equivalents and restricted cash - end of period	$302.4	$350.3	$302.4	$350.3

Condensed Consolidated Statements of Cash Flows (Continued)
(in millions, except per share amounts)

	Three months ended

	June 30, 2025	June 30, 2024
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$286.2	$322.0
Restricted cash in other current assets	8.3	16.5
Restricted cash in other assets	7.9	11.8
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$302.4	$350.3

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended June 30,
	2025	2024
Net income (loss) attributable to Mosaic	$410.7	$(161.5)
Basic weighted average number of shares outstanding	317.3	321.2
Dilutive impact of share-based awards	1.7	—
Diluted weighted average number of shares outstanding	319.0	321.2
Basic net income (loss) per share attributable to Mosaic	$1.29	$(0.50)
Diluted net income (loss) per share attributable to Mosaic	$1.29	$(0.50)
Notable items impact on net income (loss) per share attributable to Mosaic	0.78	(1.04)
Adjusted diluted net income (loss) per share attributable to Mosaic	$0.51	$0.54

Free Cash Flow

	Three months ended June 30,
	2025	2024
Net cash provided by operating activities	$610	$847
Capital expenditures	(305)	(334)
Free cash flow	$305	$513

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Consolidated net earnings (loss) attributable to Mosaic	$411	$238	$(162)
Less: Consolidated interest expense, net	(53)	(41)	(46)
Plus: Consolidated depreciation, depletion and amortization	262	243	264
Plus: Accretion expense	33	32	28
Plus: Share-based compensation expense	8	10	12
Plus: Consolidated provision for income taxes	146	63	99
Less: Equity in net earnings of nonconsolidated companies, net of dividends	—	—	22
Plus: Notable items	(347)	(83)	319
Adjusted EBITDA	$566	$544	$584

Income Tax Effective Tax Rate (in millions)	Three months ended June 30,
2025
Income Tax Expense	$146
Earnings Before Tax	$564
Effective Tax Rate	25.9%

Income Tax Expense	$146
Tax Allowance Reversal	—
Tax Expense on All Other Notable Items (see notable items table for details of these items)	(90)
Adjusted Income Tax Expense	$56

Earnings Before Tax	$564
Earnings Impact of All Notable Items (net of non-controlling interest)	(339)
Adjusted Earnings Before Tax	$225

Adjusted Effective Tax Rate	24.9%

	Three months ended
	June 30,	March 31,	June 30,
Potash Earnings (in millions)	2025	2025	2024
Operating Earnings	$194	$157	$174
Plus: Depreciation, Depletion and Amortization	79	81	94
Plus: Accretion Expense	3	3	3
Plus: Foreign Exchange Gain (Loss)	82	13	(12)
Plus: Other Income (Expense)	1	(1)	—
Plus: Notable Items	(81)	(13)	12
Adjusted EBITDA	$278	$240	$271

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	June 30,	March 31,	June 30,
Phosphate Earnings (in millions)	2025	2025	2024
Operating Earnings (Loss)	$(8)	$139	$133
Plus: Depreciation, Depletion and Amortization	129	113	128
Plus: Accretion Expense	26	25	20
Plus: Foreign Exchange Gain (Loss)	(7)	(3)	2
Plus: Other Income (Expense)	(8)	—	(2)
Less: Earnings from Consolidated Noncontrolling Interests	10	8	11
Plus: Notable Items	95	10	38
Adjusted EBITDA	$217	$276	$308

	Three months ended
	June 30,	March 31,	June 30,
Mosaic Fertilizantes Earnings (in millions)	2025	2025	2024
Operating Earnings	$109	$98	$61
Plus: Depreciation, Depletion and Amortization	44	38	40
Plus: Accretion Expense	4	4	5
Plus: Foreign Exchange Gain (Loss)	(17)	41	(144)
Plus: Other Income (Expense)	(1)	(1)	(2)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(1)	1	(1)
Plus: Notable Items	19	(57)	135
Adjusted EBITDA	$159	$122	$96

	Three months ended
	June 30,	March 31,	June 30,
Corporate and Other Earnings (in millions)	2025	2025	2024
Operating Earnings (Loss)	$(51)	$(56)	$(135)
Plus: Depreciation, Depletion and Amortization	10	11	2
Plus: Accretion Expense	7	10	11
Plus: Foreign Exchange Gain (Loss)	111	82	(114)
Plus: Other Income (Expense)	213	(116)	11
Plus: Earnings (Loss) from Equity Investments	2	—	—
Less: Earnings from Consolidated Noncontrolling Interests	—	2	—
Plus: Notable Items	(380)	(23)	134
Adjusted EBITDA	$(88)	$(94)	$(91)

Reconciliation of Non-GAAP Financial Measures

	Three months ended
	June 30,	March 31,	June 30,
	2025	2025	2024
Potash
Total COGS	$501	$402	$477
Depreciation & accretion expense	82	84	97
Canadian Resource Taxes	62	47	67
Change in Inventory	26	(27)	9
Non-MOP Production Costs	179	128	170
Total MOP Cash Costs	$152	$170	$134
Production tonnes (thousands)	2,025	2,169	2,100
MOP Cash Costs of Production per production tonne	$75	$78	$64

Phosphate
Total COGS	$1,070	$931	$1,026
Depreciation & accretion expense	163	132	159
Miski Mayo costs	22	51	47
Change in Inventory	226	132	274
Non Production Costs	334	295	247
Cash cost of U.S. Mined Rock	135	130	131
U.S. Rock Production tonnes (thousands)	2,657	2,391	2,400
Cash costs of U.S. mined rock/production tonne	$51	$54	$54
Phosphate cash costs of conversion	$190	$191	$168
Production tonnes (thousands)	1,505	1,423	1,675
Phosphate cash costs of conversion per production tonne	$126	$134	$100

Fertilizantes
Total COGS	$1,013	$807	$947
Distribution product costs	810	606	661
Depreciation & accretion expense	48	43	46
Change in Inventory	(93)	(78)	(17)
Non Production Costs	65	65	65
Rock cash costs of production	90	85	101

Potash cash costs of production	22	18	16
Production tonnes (thousands)	122	97	79
Potash cash costs of production per production tonne	$178	$187	$208

Phosphate cash costs of conversion	$71	$68	$75
Production tonnes (thousands)	842	778	752
Phosphate cash costs of conversion per production tonne	$84	$87	$100